HENDERSON GLOBAL FUNDS

Written Instrument Amending Establishment and Designation of a Class of Beneficial Interests

The undersigned, constituting all of the Trustees of the Henderson Global Funds (the "Trust"), a statutory trust organized pursuant to a Declaration of Trust dated May 11, 2001, as amended (the "Declaration of Trust"), pursuant to Section 6.3 of Article VI of the Declaration of Trust, do hereby amend the name of the class of shares of beneficial interest of the Henderson International Opportunities Fund, a series of the Trust (the "Fund"), currently known as Class IS and redesignate such class of shares as Class IF ("Class IF Shares").  Class IF Shares shall be redeemable and have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust and the By-Laws of the Trust, each as amended from time to time, or as designated by the Trustees of the Trust, from time to time, pursuant to the authority provided by the Declaration of Trust, with respect to the Fund as set forth therein.  Class IF Shares, when issued and paid for in accordance with the terms of the then current Registration Statement, shall be validly issued, fully paid and nonassessable.

(Signature Page Follows)

(Signature Page- Henderson Global Funds- Written Instrument Amending
Establishment and Designation of a Class of Beneficial Interests)

IN WITNESS WHEREOF,  the undersigned have this 29th day of February, 2016 signed this instrument, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.